Exhibit 99.1

Euronet Worldwide Reports Third Quarter 2009 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--October 27, 2009--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its third quarter 2009 financial results.

Euronet's consolidated third quarter 2009 financial highlights included:

  Revenues of $264.8 million, compared to $280.7 million for the third quarter 2008.
  Operating income of $22.1 million, compared to $18.8 million for the third quarter 2008.
  Adjusted EBITDA(1) of $38.6 million, compared to $35.4 million for the third quarter 2008.
  Net income of $18.9 million, or $0.36 diluted earnings per share, compared to net income of $1.9 million, or $0.04 diluted earnings per share, for the third quarter 2008.
  Adjusted cash earnings per share(2) of $0.34, compared to $0.30 for the third quarter 2008.
  Transactions of 387.3 million, compared to 358.9 million in the third quarter 2008.

The reconciliation of non-GAAP items is included in the attached supplemental data.

Euronet generates approximately 75% of its revenues from non-U.S. operations; therefore, the Company’s reported results were impacted by significant changes in the value of foreign currencies relative to the U.S. dollar. Throughout 2009 the exchange rates of most foreign currencies have generally strengthened relative to the U.S. dollar; however, when compared to the third quarter 2008, most foreign currencies weakened significantly relative to the U.S. dollar. Euronet’s third quarter 2009 results have been significantly impacted by currency exchange rates when compared to the third quarter 2008. Applying average foreign currency exchange rates from the third quarter 2008 to the third quarter 2009 results, the Company’s third quarter 2009 revenues, operating income and adjusted EBITDA would have been higher by approximately $22.7 million, $3.3 million and $4.7 million, respectively, resulting in year-over-year improvements of 2%, 35% and 22%, respectively. Profit growth was generally driven by improvements in India, Poland and Germany in the EFT Processing Segment and Australia, Germany and the U.S. in the Prepaid Processing Segment.

Segment and Other Results

The EFT Processing Segment reported the following results for the third quarter 2009:

  Revenues of $50.9 million, compared to $54.4 million for the third quarter 2008.
  Operating income of $12.2 million, compared to $8.3 million for the third quarter 2008.
  Adjusted EBITDA of $17.0 million, compared to $13.4 million for the third quarter 2008.
  Transactions of 188.4 million, compared to 174.2 million for the third quarter 2008.

The Segment’s results were significantly impacted by fluctuations in foreign currency exchange rates. Applying average foreign currency exchange rates from the third quarter 2008 to the third quarter 2009 results, third quarter 2009 revenues, operating income and adjusted EBITDA would have been higher by approximately $8.6 million, $2.0 million and $2.9 million, respectively, resulting in year-over-year improvements of 9%, 71% and 49%, respectively. Growth in profit is primarily due to transaction fee increases in Germany, reduced operating losses from the Company’s cross-border product, increases in the number of owned and outsourced ATMs in Poland and a 109% increase in transaction levels on Euronet’s shared network in India – Cashnet.

The EFT Processing Segment ended the third quarter 2009 with 9,473 ATMs operated compared to 10,384 ATMs at the end of the third quarter 2008, and an increase of 137 ATMs from the second quarter 2009. The year-over-year comparison was impacted by previously announced customer contract terminations, partially offset by expansions in owned and outsourced ATMs in several markets. As of September 30, 2009, Euronet operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, Greece, Romania, Slovakia, Serbia, Montenegro, Ukraine, Bulgaria, India, the U.A.E. and China.

The Prepaid Processing Segment reported the following results for the third quarter 2009:

  Revenues of $153.6 million, compared to $166.8 million for the third quarter 2008.
  Operating income of $13.6 million, compared to $12.6 million for the third quarter 2008.
  Adjusted EBITDA of $17.5 million, compared to $16.9 million for the third quarter 2008.
  Transactions of 194.4 million, compared to 180.4 million for the third quarter 2008.

The Segment’s results were significantly impacted by fluctuations in foreign currency exchange rates. Applying average foreign currency exchange rates from the third quarter 2008 to the third quarter 2009 results, third quarter 2009 revenues, operating income and adjusted EBITDA would have been higher by approximately $12.4 million, $1.2 million and $1.4 million, respectively, resulting in flat revenues and year-over-year improvements of 17% and 12% in operating income and adjusted EBITDA, respectively. After adjusting for changes in foreign currency exchange rates, flat year-over-year revenue was largely the result of mobile operator commission rate decreases in the U.K. However, most of the decrease was passed through to retailers, resulting in minimal impact on third quarter 2009 profitability. Moreover, third quarter 2009 operating margins improved from the third quarter 2008 and second quarter 2009, generally demonstrating the neutral impacts of commission rate decreases on profitability. The growth in profit is due to Euronet’s leverage of transaction growth and continued success in increasing market share, primarily in Australia, Germany and the U.S.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 475,000 point-of-sale terminals across approximately 234,000 retailer locations in Europe, Asia-Pacific, the Americas and the Middle East.

The Money Transfer Segment reported the following results for the third quarter 2009:

  Revenues of $60.3 million, compared to $59.5 million for the third quarter 2008.
  Operating income of $2.6 million, compared to $3.1 million for the third quarter 2008.
  Adjusted EBITDA of $7.9 million, compared to $7.9 million for the third quarter 2008.
  Transfer transactions of 4.5 million, compared to 4.3 million for the third quarter 2008.

The Segment’s results were impacted by fluctuations in foreign currency exchange rates. Applying average foreign currency exchange rates from the third quarter 2008 to the third quarter 2009 results, revenues, operating income and adjusted EBITDA would have been higher by approximately $1.7 million, $0.2 million and $0.3 million, respectively, resulting in year-over-year improvements of 4% for both revenue and adjusted EBITDA and a decrease in operating income of 10%.

Transfers to Mexico declined 23% year-over-year, largely due to the continued weakness in U.S. employment. After adjusting for changes in foreign currency exchange rates, increases in revenues and adjusted EBITDA were primarily due to transaction growth outside the U.S. to Mexico corridor. The difference between the growth in adjusted EBITDA and the decline in operating income year-over-year, after adjusting for changes in foreign currency exchange rates, was due largely to depreciation from store additions.

The Money Transfer Segment operates a network of approximately 81,300 locations, compared to 73,000 as of September 30, 2008, serving more than 100 countries.

Corporate and other reported $6.3 million of operating expenses for the third quarter 2009, compared to $5.2 million for the third quarter 2008, due primarily to increased management incentive compensation accruals.

The Company’s unrestricted cash on hand was $220.2 million as of September 30, 2009, compared to $160.5 million as of June 30, 2009. The increase in cash was primarily attributable to cash generated by operations and favorable working capital timing differences in the Prepaid Processing Segment, without significant debt reductions during the third quarter 2009. The Company’s total debt was $335.9 million as of September 30, 2009, reduced from $337.2 million as of June 30, 2009. On December 15, 2009, holders of the Company’s 1.625% convertible debentures have the option to require the Company to purchase their debentures at par. Unless the price of the Company’s Common Stock appreciates substantially before December 15, 2009, the holders of the debentures may exercise the option at that date. The Company has sufficient cash on hand to fund the potential purchase of the $44.2 million in bonds that remain outstanding.

The Company expects adjusted cash earnings per share for the fourth quarter 2009 to be $0.37, assuming foreign currency exchange rates remain constant through the end of the quarter.

We believe that adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. These calculations are used to more fully describe the results of the business and are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational and non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted EBITDA is defined as operating income excluding depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items. Although depreciation and amortization charges are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(2) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Euronet Worldwide will host an analyst conference call on Wednesday, October 28, 2009, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 800-475-6881 (USA) or +1-913-643-4197 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com. Participants should go to the Web site at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com. To dial in for the replay, the call-in number is 888-203-1112 (USA) or +1-719-457-0820 (non-USA). The replay passcode is 9470637. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers which include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 44 countries.

Euronet’s global payment network is extensive — including 9,473 ATMs, approximately 51,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 28 countries; card software solutions; a prepaid processing network of approximately 475,000 point-of-sale terminals across approximately 234,000 retailer locations in 22 countries; and a consumer-to-consumer money transfer network of approximately 81,300 locations serving more than 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 36 worldwide offices, Euronet serves clients in approximately 145 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its Web site.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2009	2008
		(see Note)
Revenues:
EFT Processing	$50.9	$54.4
Prepaid Processing	153.6	166.8
Money Transfer	60.3	59.5
Total revenues	264.8	280.7

Operating expenses:
Direct operating costs	173.5	192.0
Salaries and benefits	34.7	33.0
Selling, general and administrative	20.1	22.4
Depreciation and amortization	14.4	14.5
Total operating expenses	242.7	261.9
Operating income	22.1	18.8

Other income (expense):
Interest income	0.6	2.6
Interest expense	(6.1)	(9.3)
Income from unconsolidated affiliates	0.5	0.4
Gain on sale of investment securities	1.8	-
Gain on early retirement of debt	-	1.0
Foreign exchange gain (loss), net	7.8	(19.3)
Total other income (expense), net	4.6	(24.6)
Income (loss) from continuing operations before income taxes	26.7	(5.8)

Income tax (expense) benefit	(8.1)	8.7

Income from continuing operations	18.6	2.9

Discontinued operations, net	0.5	(0.3)

Net income	19.1	2.6
Less: Net income attributable to noncontrolling interests	(0.2)	(0.7)
Net income attributable to Euronet Worldwide, Inc.	$18.9	$1.9

Earnings per share - diluted:
Continuing operations	$0.35	$0.04
Discontinued operations	0.01	-
Earnings per share	$0.36	$0.04

Diluted weighted average shares outstanding	51,906,902	50,808,010

Note: Effective January 1, 2009, the Company adopted revised accounting rules for convertible debt that requires the proceeds from the issuance of such convertible debt instruments to be allocated between debt and equity components so that the debt is discounted to reflect the Company’s nonconvertible debt borrowing rate. The debt discount is amortized as additional non-cash interest expense over the period the convertible debt is expected to be outstanding. As required, the Company has adjusted the Unaudited Consolidated Statements of Operations and Consolidated Condensed Balance Sheets for prior periods.

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(unaudited - in millions)

	As of	As of
	September 30,	December 31,
	2009	2008
		(see Note)

ASSETS
Current assets:
Cash and cash equivalents	$220.2	$181.3
Restricted cash	94.3	131.0
Inventory - PINs and other	57.1	61.3
Trade accounts receivable, net	241.0	261.1
Other current assets, net	43.2	44.5

Total current assets	655.8	679.2

Property and equipment, net	101.0	89.5
Goodwill and acquired intangible assets, net	620.8	613.6
Other assets, net	44.1	26.0

Total assets	$1,421.7	$1,408.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$493.6	$506.9
Short-term debt obligations	50.1	73.2

Total current liabilities	543.7	580.1

Debt obligations, net of current portion	282.0	294.4
Capital lease obligations, net of current portion	3.8	6.4
Deferred income taxes	23.2	23.7
Other long-term liabilities	8.7	7.8

Total liabilities	861.4	912.4

Total equity	560.3	495.9

Total liabilities and equity	$1,421.7	$1,408.3

Note: Effective January 1, 2009, the Company adopted revised accounting rules for convertible debt that requires the proceeds from the issuance of such convertible debt instruments to be allocated between debt and equity components so that the debt is discounted to reflect the Company’s nonconvertible debt borrowing rate. The debt discount is amortized as additional non-cash interest expense over the period the convertible debt is expected to be outstanding. As required, the Company has adjusted the Unaudited Consolidated Statements of Operations and Consolidated Condensed Balance Sheets for prior periods. Additionally, as of September 30, 2009, the Company netted certain deferred income tax assets with deferred income tax liabilities for balances within the same tax jurisdiction. Prior period balances have been adjusted to conform to the current period presentation. This immaterial adjustment had no impact on stockholders' equity or the Company's Unaudited Consolidated Statements of Operations, Statements of Comprehensive Income (Loss) or Statements of Cash Flows.

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three months ended September 30, 2009

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$12.2	$13.6	$2.6	$22.1

Add: Depreciation and amortization	4.8	3.9	5.3	14.4
Add: Share-based compensation	-	-	-	2.1

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA) (1)	$17.0	$17.5	$7.9	$38.6

	Three months ended September 30, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$8.3	$12.6	$3.1	$18.8

Add: Depreciation and amortization	5.1	4.3	4.8	14.5
Add: Share-based compensation	-	-	-	2.1

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA) (1)	$13.4	$16.9	$7.9	$35.4

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not as a substitute for, operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2009		2008

Net income attributable to Euronet Worldwide, Inc.	$18.9		$1.9
1.625% convertible debt interest, net of tax	0.8	(1)	1.5	(1)

Income applicable for common shareholders	19.7		3.4

Discontinued operations, net of tax	(0.4)		0.3
Foreign exchange gain, net of tax	(7.6)		4.7
Non-cash 3.5% convertible debt accretion interest, net of tax	1.6		0.9
Intangible asset amortization, net of tax	4.7		4.0
Share-based compensation, net of tax	2.0		1.5
Loss on early debt retirement, net of tax	-		(0.6)
Gain on sale of MoneyGram common stock and related adjustments	(2.3)		-
Non-cash GAAP tax expense	0.5		2.8

Adjusted cash earnings	$18.2	(2)	$17.0	(2)

Adjusted cash earnings per share - diluted (2)	$0.34		$0.30

Diluted weighted average shares outstanding	51,906,902		50,808,010

Effect of assumed conversion of convertible debentures (1)	1,313,640		4,074,594
Effect of unrecognized share-based compensation on diluted shares outstanding	848,615		1,310,958
Adjusted diluted weighted average shares outstanding	54,069,157		56,193,562

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's diluted GAAP earnings per share for the periods presented, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Lisa K. Loebl, 913-327-4224